Exhibit 23.2

                       Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Post Effective Amendment No.1 on Form S-3 to the Registration Statement (Form S-11 No. 333-32445) and related Prospectus of Wellsford Real Properties, Inc. for the registration of 12,242,719 shares of its common stock, and to the incorporation by reference therein of our reports dated (a) April 9, 1998, with respect to the combined statement of revenues and certain expenses of the Saracen Properties, included in the Current Report on Form 8-K/A of Wellsford Real Properties, Inc., dated April 28, 1998, and (b) February 23, 1998, (except for the tenth through thirteenth paragraphs of Note 12, as to which the date is March 11, 1998), with respect to the consolidated financial statements and schedules of Wellsford Real Properties, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission. We also consent to the incorporation by reference of our reports dated (a) December 19, 1997, with respect to the statement of revenues and certain expenses of Mountain Heights Office Center, (b) December 19, 1997, with respect to the statement of revenues and certain expenses of Sonterra at Williams Centre, and (c) October 20, 1997, with respect to the combined statement of revenues and certain expenses of the Whitehall Properties, each of which was included in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-42277) and related Prospectus of Wellsford Real Properties, Inc. for the registration of 3,350,000 shares of its common stock and related Proxy Statement of Value Property Trust, filed with the Securities and Exchange Commission.



                                                            ERNST & YOUNG LLP


New York, New York
June 11, 1998